UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 16, 2011
BRIGHTPOINT, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566

(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

7635 Interactive Way, Suite 200, Indianapolis, Indiana	46278

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 707-2355
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) As previously reported, Brightpoint, Inc. (the “Registrant”) entered into Supplemental Retirement Benefit Agreements (“Retirement Agreements”) with each of Robert J. Laikin, the Registrant’s Chief Executive Officer and Chairman of the Board and J. Mark Howell, the Registrant’s President, Americas, which were amended and restated on January 19, 2006. On August 16, 2011, the Registrant amended and restated the Retirement Agreements (“Amended and Restated SERPs”) with each of Messrs. Laikin and Howell. The Amended and Restated SERPs have been amended solely to provide for a spousal benefit that enables each executive’s spouse to receive the supplemental retirement benefit (“SERP”) in the event of such executive’s death, and otherwise remain the same.
The Amended and Restated SERPs provide that if the executive dies prior to the commencement of the SERP payments, the executive’s spouse will begin receiving the SERP benefit within 60 days of the executive’s death. The SERP benefit will still be paid monthly and would be subject to the same maximum payment amount and 10-year maximum payment period. The SERP benefit to the executive’s spouse will be calculated based on the executive’s accrued service at the date of death and will be discounted back to the date of death for any payments made earlier than the time the executive would have reached age 62.
If the executive dies while receiving SERP benefits, the executive’s spouse will receive the remaining unpaid SERP benefits for the balance of the 10-year period, with the annual amount paid in monthly increments. If, at the time of the executive’s death, the executive does not have a legal spouse, or, if the executive’s spouse dies while receiving SERP benefits, this benefit will be forfeited.
ITEM 9.01 Exhibits.

10.1	Amended and Restated Agreement for Supplemental Executive Retirement Benefit between the Company and Robert Laikin dated August 16, 2011.

10.2	Amended and Restated Agreement for Supplemental Executive Retirement Benefit between the Company and J. Mark Howell dated August 16, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)
By:	/s/ Craig M. Carpenter
Craig M. Carpenter
Executive Vice President, General Counsel and Secretary

Date: August 19, 2011